EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bioject Medical Technologies Inc.

We consent to the use of our report dated February 18, 2005, with respect to the consolidated balance sheets of Bioject Medical Technologies Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003 and the nine month transition period ended December 31, 2002, incorporated herein by reference.

/S/ KPMG LLP

Portland, Oregon
September 26, 2005